Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY Fletcher McCusker – Chairman and CEO 520-747-6600	AT CAMERON ASSOCIATES Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q3 2012 Results

Third Quarter Highlights:

•	Revenue rose 19% over last year’s third quarter to $280.3 million

•	Net cash provided by operations totaled $22.8 million

•	Diluted EPS of $0.09 per share includes $0.19 non-cash impairment charge to intangible assets related to operations in British Columbia

•	Adjusted EBITDA (non-GAAP) increased 19% to $12.9 million

TUCSON, ARIZONA – November 7, 2012 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the third quarter ended September 30, 2012.

For the third quarter of 2012, the Company reported revenue of $280.3 million, an increase of 19.0% from $235.6 million in the comparable period in 2011. Revenue from Providence’s non-emergency transportation (NET) services segment grew 34.4% to $196.3 million in the third quarter from $146.0 million in the prior year period, benefiting from new contract wins and program expansions in certain NET markets. Revenue from the social services segment declined 6.2% to $84.0 million from $89.5 million in the third quarter of 2011. Social services revenue was impacted primarily by select workforce development reductions in the U.S. and Canada.

Included in the third quarter results is an estimated non-cash $2.5 million asset impairment charge, or $0.19 per share, related to certain intangible assets of the Company’s Canadian subsidiary. This charge resulted from an interim impairment test that was triggered by a recent reorganization of the service delivery system in British Columbia that required the subsidiary to rebid all of its contracts. With changes in funding streams, increased competition as well as a decrease in the number of services funded in this market, Providence was not able to retain the level of business it enjoyed prior to the reorganization in British Columbia.

The Company will finalize its third quarter impairment and perform its annual impairment analysis during the fourth quarter of this fiscal year which could result in additional impairment. The non-cash charge for the intangible asset impairment did not impact the Company’s cash balance, debt covenant compliance or ongoing financial performance.

Providence reported net income of $1.2 million, or $0.09 per diluted share, in the third quarter of 2012 compared to net income of $2.0 million, or $0.15 per diluted share, in the third quarter of 2011. In addition to the $0.19 per diluted share asset impairment charge, also impacting the third quarter 2012 results were higher than expected expenses due to increased healthcare claims activity under the Company’s self-funded employee health plan of approximately $1.0 million, or $0.03 per diluted share. Adjusted EBITDA (non-GAAP) for the third quarter of 2012 was $12.9 million, up 19% from $10.8 million in the same period last year. A reconciliation of net income to Adjusted EBITDA (non-GAAP) is presented below.

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64 E. Broadway Blvd. — Tucson, Arizona 85701 — Tel 520/747-6600 — Fax 520/747-6605 — www.provcorp.com

Providence Service Corporation

Providence’s direct social service client census was approximately 51,000 at September 30, 2012 compared to 57,100 at September 30, 2011. Total direct contracts numbered 574 at September 30, 2012 compared to 595 at September 30, 2011. The decrease in the number of contracts was primarily due to the expiration of contracts related to our home based educational tutoring business which resulted from waivers granted under the No Child Left Behind Act. The Company had approximately 14.8 million individuals eligible to receive services under its NET contracts at September 30, 2012 an increase of 43% from approximately 10.4 million at September 30, 2011.

For the first nine months of 2012, the Company reported revenue of $819.4 million, an increase of 17.3% from $698.7 million in the first nine months of 2011. Revenue from Providence’s NET services segment grew 28.8% to $549.8 million in the first nine months of 2012 from $427.0 million in the prior year period. Revenue from the social services segment decreased 1.0% to $269.5 million, down from $271.7 million for the first nine months of 2011.

Net income was $5.6 million, or $0.42 per diluted share, in the first nine months of 2012. This compares to net income of $14.0 million, or $1.05 per diluted share, in the first nine months of 2011 which included a non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees of its senior credit facility offset by the $2.7 million, or $0.20 per share, gain related to a June 2011 acquisition. Adjusted EBITDA (non-GAAP) for the first nine months of 2012 was $37.2 million compared to $43.4 million in the same period last year. A reconciliation of net income to Adjusted EBITDA (non-GAAP) is presented below.

At September 30, 2012, the Company had unrestricted cash and cash equivalents of $63.8 million. During the first nine months of 2012, the Company generated a total of $39.9 million in cash from operations, of which it used $3.5 million in the third quarter to repurchase 293,600 shares of common stock. At September 30, 2012, the Company had long term liabilities of $152.8 million, down from $164.0 million at September 30, 2011.

“We have invested $8 million in our NET business related to 14 new contract wins,” said Fletcher McCusker, Chairman and CEO. “Of this investment, nearly forty percent represented start-up costs incurred prior to any revenues being recognized and over sixty percent represented capital investment that will be depreciated. This investment spending is expected to produce approximately $170 million of annual recurring revenue, or approximately $850 million over the next five years. While it has been a challenging year to budget, it has been a benchmark year in terms of market share gained and competitive position.”

“In our Social Services segment, we renewed substantially all of our contracts. The net decline was primarily due to the expiration of 28 tutoring contracts due to changes in the No Child Left Behind Act, which represents a relatively minor dollar amount. With the exception of Canada and Arizona, which is negotiating with Medicaid on restoring some of its cuts, the rest of our business looks relatively stable. We secured a $6 million workforce development contract in Wisconsin and also won a new five year $28 million annual child welfare privatization bid for a contract in a southern state. The terms of this contract are currently being negotiated and we anticipate that we will begin providing services in 2013. We expect revenue of just over $13 million in the first year under this contract.”

Conference Call

Providence will hold a conference call at 11:00 a.m. EST (9:00 a.m. Arizona and MST and 8:00 a.m. PST) Thursday, November 8, 2012 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (800) 659-1966 or for international callers (617) 614-2711 and by using the passcode 17828607. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until November 15, 2012 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 32681979.

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Providence Service Corporation

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 51,000 clients through 574 active contracts at September 30, 2012, with an approximate 14.8 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements, which present its earnings on a pro forma basis. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for GAAP and may be different from pro forma measures used by some companies. The items excluded in the non-GAAP measures pertain to certain items that are considered to be material so that exclusion of the items would, in management’s belief, enhance a reader’s ability to compare the results of the Company’s business after excluding these items.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Home and community based services	$72,259	$77,679	$235,007	$236,259
Foster care services	8,394	8,598	25,113	25,518
Management fees	3,297	3,229	9,406	9,909
Non-emergency transportation services	196,335	146,046	549,844	426,982

	280,285	235,552	819,370	698,668

Operating expenses:
Client service expense	73,462	75,970	230,200	226,190
Cost of non-emergency transportation services	183,248	137,551	520,866	395,887
General and administrative expense	12,069	12,690	38,599	37,027
Asset impairment charge	2,506	—	2,506	—
Depreciation and amortization	4,018	3,402	11,254	9,979

Total operating expenses	275,303	229,613	803,425	669,083

Operating income	4,982	5,939	15,945	29,585

Other (income) expense:
Interest expense	1,990	2,204	5,806	8,266
Loss on extinguishment of debt	—	—	—	2,463
Gain on bargain purchase	—	—	—	(2,711)
Interest income	(25)	(53)	(109)	(161)

Income before income taxes	3,017	3,788	10,248	21,728

Provision for income taxes	1,859	1,837	4,631	7,742

Net income	$1,158	$1,951	$5,617	$13,986

Earnings per share:
Basic	$0.09	$0.15	$0.42	$1.06
Diluted	$0.09	$0.15	$0.42	$1.05

Weighted-average number of common shares outstanding:
Basic	13,263,826	13,255,367	13,277,191	13,238,043
Diluted	13,342,614	13,307,177	13,388,355	13,316,459

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$63,757	$43,184
Accounts receivable, net of allowance of $3.7 million in 2012 and $5.8 million in 2011	93,243	87,163
Management fee receivable	2,689	3,537
Other receivables	2,110	1,601
Restricted cash	3,300	4,654
Prepaid expenses and other	18,517	15,989
Deferred tax assets	345	1,965

Total current assets	183,961	158,093
Property and equipment, net	30,582	28,563
Goodwill	113,947	113,737
Intangible assets, net	51,468	59,474
Restricted cash, less current portion	10,953	10,882
Other assets	11,010	8,304

Total assets	$401,921	$379,053

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$12,500	$10,000
Accounts payable	3,780	4,461
Accrued expenses	34,402	30,654
Accrued transportation costs	64,557	47,657
Deferred revenue	5,833	2,194
Reinsurance liability reserve	13,101	11,921

Total current liabilities	134,173	106,887
Long-term obligations, less current portion	128,000	140,493
Other long-term liabilities	13,724	9,740
Deferred tax liabilities	11,082	12,910

Total liabilities	286,979	270,030
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,725,901 and 13,621,951 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	179,793	176,172
Retained deficit	(55,944)	(61,561)
Accumulated other comprehensive loss, net of tax	(788)	(1,128)
Treasury stock, at cost, 928,478 and 623,576 shares	(15,094)	(11,435)

Total Providence stockholders’ equity	107,981	102,062
Non-controlling interest	6,961	6,961

Total stockholders’ equity	114,942	109,023

Total liabilities and stockholders’ equity	$401,921	$379,053

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended September 30,
	2012	2011
Operating activities
Net income	$5,617	$13,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,578	4,200
Amortization	5,676	5,779
Amortization of deferred financing costs	865	1,401
Loss on extinguishment of debt	—	2,463
Gain on bargain purchase	—	(2,711)
Provision for doubtful accounts	1,418	2,378
Deferred income taxes	(420)	(429)
Stock based compensation	3,586	2,733
Excess tax benefit upon exercise of stock options	(60)	(3)
Asset impairment charge	2,506	—
Other	(33)	705
Changes in operating assets and liabilities:
Accounts receivable	(10,304)	(2,423)
Management fee receivable	849	2,001
Other receivables	(509)	1,941
Restricted cash	14	(183)
Prepaid expenses and other	(3,556)	(3,194)
Reinsurance liability reserve	1,773	609
Accounts payable and accrued expenses	3,040	(97)
Accrued transportation costs	16,901	5,331
Deferred revenue	3,639	(2,758)
Other long-term liabilities	3,357	193

Net cash provided by operating activities	39,937	31,922
Investing activities
Purchase of property and equipment, net	(7,565)	(8,675)
Acquisition of businesses, net of cash acquired	(190)	(5,279)
Restricted cash for contract performance	1,269	1,436
Purchase of short-term investments, net	452	(86)

Net cash used in investing activities	(6,034)	(12,604)
Financing activities
Repurchase of common stock for treasury	(3,658)	(51)
Proceeds from common stock issued pursuant to stock option exercise	258	33
Excess tax benefit upon exercise of stock options	60	3
Proceeds from long-term debt	—	115,000
Repayment of long-term debt	(9,993)	(144,311)
Debt financing costs	(53)	(2,652)
Capital lease payments	(20)	(11)

Net cash used in financing activities	(13,406)	(31,989)

Effect of exchange rate changes on cash	76	(84)

Net change in cash	20,573	(12,755)
Cash at beginning of period	43,184	61,261

Cash at end of period	$63,757	$48,506

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net income	$1,158	$1,951	$5,617	$13,986

Interest expense, net	1,965	2,151	5,697	8,105
Provision for income taxes	1,859	1,837	4,631	7,742
Depreciation and amortization	4,018	3,402	11,254	9,979

EBITDA	9,000	9,341	27,199	39,812

Asset impairment charge (a)	2,506	—	2,506	—
Stock based compensation	1,086	924	3,586	2,733
Start-up costs (b)	258	555	3,295	1,079
Strategic alternatives costs (c)	2	—	593	—
Loss on extinguishment of debt (d)	—	—	—	2,463
Gain on bargain purchase (e)	—	—	—	(2,711)

Adjusted EBITDA	$12,852	$10,820	$37,179	$43,376

Notes:

a)	Due to the impact of a reorganization of the service delivery system in British Columbia, Canada during the nine months ended September 30, 2012 that required the Company’s WCG International subsidiary to rebid all of its contracts, the Company recorded an asset impairment charge totaling approximately $2.5 million related to its intangible assets for the three and nine months ended September 30, 2012.
b)	Represents expenses to implement NET programs pursuant to new contract wins during 2011 and 2012.
c)	Represents costs incurred related to the Company’s review of strategic alternatives arising from unsolicited proposals to take the Company private. The Company terminated this review in June 2012 upon determining that a continued focus on the Company’s operations was the best alternative to maximize shareholder value.
d)	Represents a loss on extinguishment of debt resulting from the write-off of deferred financing fees related to the Company’s credit facility that was repaid in full in March 2011.
e)	Represents a gain associated with the Company’s acquisition of The ReDCo Group, Inc. in 2011 where the fair value of the acquired entity’s net assets exceeded the purchase price of said entity.

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